As filed with the Securities and Exchange Commission on August 8, 1995




                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549


                             Form S-3
     Registration Statement Under the Securities Act of 1933


                       ENSERCH CORPORATION
      (Exact name of registrant as specified in its charter)


     Texas                     ENSERCH Center                  75-0399066
(State or other            300 South St. Paul St.          (I.R.S. Employer
 jurisdiction of            Dallas, Texas 75201             Identification
 incorporation or              214-651-8700                     Number)
 organization)         (Address, including zip code,
                      and telephone number, including
                         area code, of Registrant's
                        principal executive offices)


                         W. T. Satterwhite, Esq.
                         Senior Vice President
                           and General Counsel
                            ENSERCH Center
                         300 South St. Paul St.
                          Dallas, Texas 75201
                             214-670-2175
                    (Name, address, including zip code,
                      and telephone number, including
                      area code, of agent for service)


Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                 CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
Title of Each
  Class of        Amount    Proposed Maximum    Proposed Maximum     Amount of
Securities to     to be      Offering Price        Aggregate       Registration
be Registered   Registered    Per Share(1)      Offering Price(1)       Fee
------------------------------------------------------------------------------
Common Stock,
par value
$4.45           1,204,098       $17.75            $21,372,740         $7,370
-------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c), the offering price and registration fee are computed on the basis of the average of the high and low prices of the Common Stock as reported by the New York Stock Exchange on August 3, 1995.

The Corporation hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Corporation shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

PROSPECTUS


                         1,204,098 Shares

                       ENSERCH CORPORATION

                           Common Stock


     This Prospectus relates to the offer and sale of an aggregate of up to 1,204,098 shares (the "Shares") of common stock, par value $4.45 per share (the "Common Stock"), of ENSERCH Corporation (the "Corporation"), by certain stockholders of the Corporation (the "Selling Stockholders"). The Selling Stockholders are former capital stockholders of DGS Holdings Corp., a Delaware corporation ("DGS"). The Shares offered hereby were acquired by former capital stockholders of DGS under the terms of the Agreement for Exchange of Stock (as defined herein).

     The Selling Stockholders directly, through agents designated from time to time, or through dealers or underwriters also to be designated, may sell the Shares from time to time on terms to be determined at the time of sale. The Common Stock is listed on the New York Stock Exchange ("NYSE"), and the Shares may be sold from time to time by the Selling Stockholders either directly in private transactions, or through one or more brokers or dealers through one or more exchanges at prices related to the current market price or at negotiated terms.

     Upon any sale of the Shares offered hereby, the Selling Stockholders and participating agents, brokers or dealers may be deemed to be underwriters as that term is defined in the Securities Act of 1933, as amended (the "Securities Act"), and commissions or discounts or any profit realized on the resale of such Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Corporation, however, understands that the Selling Stockholders do not admit that they are underwriters within the meaning of the Securities Act. The Corporation will not receive any of the proceeds from the sales of the Shares offered hereby.

     No underwriter is being utilized in connection with this offering, except as may be used from time to time by one or more of the Selling Stockholders as described herein. See "Plan of Distribution." The Corporation will pay all expenses incurred in connection with this offering, which are estimated to be approximately $12,000.

     On August 3, 1995, the closing price of the Common Stock on the New York Stock Exchange (trading symbols "ENS") was $17.875.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



        The date of this Prospectus is August _____, 1995.

                      AVAILABLE INFORMATION

     The Corporation is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices in Chicago, Illinois (Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60611) and New York, New York (75 Park Place, Room 1228, New York, New York 10048). Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W.,
Room 1024, Washington, D.C. 20549, at prescribed rates. The Common Stock is listed on, and reports, proxy statements and other information concerning the Corporation may also be inspected at the offices of, the New York Stock Exchange, 20 Broad Street, New York, New York 10005, and the Chicago Stock Exchange, 440 South LaSalle Street, Chicago, Illinois 60605.

     This Prospectus, which constitutes part of a Registration Statement filed by the Corporation with the Commission under the Securities Act (the "Registration Statement"), omits certain of the information contained in the Registration Statement. Reference is made to the Registration Statement and to the exhibits thereto for further information with respect to the Corporation and the Shares offered hereby. Copies of such Registration Statement are available from the Commission. Statements contained herein concerning the provisions of documents filed herewith as exhibits are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

     The Corporation's principal executive offices are located at 300 South St. Paul Street, Dallas, Texas 75201, and its telephone number at such address is 214-651-8700.

         INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents have been filed by the Corporation with the Commission pursuant to the Exchange Act (File No. 1-3183) and are incorporated herein by reference.

     1. The Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 1994;

     2. The Corporation's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995; and

     3. The Corporation's Current Reports on Form 8-K dated May 26, 1995 and May 30, 1995.

     All documents filed by the Corporation pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of Shares to be made hereunder shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing thereof. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for all purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Corporation will provide, without charge, to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated herein or in the Registration Statement or by reference (other than exhibits and schedules thereto, unless such exhibits or schedules are specifically incorporated by reference into the information that this Prospectus incorporates). Written or telephonic requests for copies should be directed to Mr. M. G. Fortado, Vice President, Corporate Secretary and Assistant General Counsel, at 300 South St. Paul Street, Dallas, Texas 75201-5589 (tel. 214-670-2649).

                         USE OF PROCEEDS

     The Corporation will not receive any proceeds from the sale of the Shares offered hereby.

                       SELLING STOCKHOLDERS

     This Prospectus covers the offer and resale from time to time by each Selling Stockholder of the Shares owned by each such Selling Stockholder. Set forth below are the names of each Selling Stockholder, the number of shares of Common Stock owned as of August 4, 1995, by each Selling Stockholder, the number of shares of Common Stock that may be offered and sold by such Selling Stockholder pursuant to this Prospectus and the number of shares of Common Stock to be owned by each Selling Stockholder upon completion of the offering if all Shares are sold. Any or all of the shares of Common Stock listed below may be offered for sale by the Selling Stockholders from time to time.

                                    Common Stock
                     Ownership of    Offered for
                     Common Stock      Selling        Ownership of
                       Prior to     Stockholders'     Common Stock
     Name              Offering        Account       After Offering
     ----            ------------   -------------    --------------
Carroll Group, Inc.(1) 647,442         647,442              0

Jonathan P. Carroll     84,287          84,287              0

Apollo Investment      128,237         128,237              0
   Fund, L.P.

Savant Enterprises     337,147         337,147              0
   Partners, L.P.

Michael C. Gibbs         4,456           4,456              0

Kevin Gates              2,529           2,529              0

-------------

(1) Mr. Jonathan P. Carroll and certain trusts established by Mr. Carroll and his wife own all of the issued and outstanding capital stock of the Carroll Group, Inc. Mr. Carroll serves as President of Enserch Energy Services, inc., a wholly owned subsidiary of the Company.


     Pursuant to that certain Agreement for Exchange of Stock dated as of June 29, 1995 (the "Agreement"), the Corporation acquired all of the issued and outstanding shares of DGS. Each of the Selling Stockholders received the shares listed as being offered in the table above in exchange for the stock of DGS owned by such Selling Stockholder. Under the Agreement, the Corporation agreed to register the Shares under the Securities Act for resale by the former capital stockholders of DGS. The Corporation will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders.

                       PLAN OF DISTRIBUTION

     The Common Stock offered hereby may be sold from time to time to purchasers directly by any of the Selling Stockholders. Alternatively, the Selling Stockholders may from time to time offer the Common Stock through underwriters, dealers or agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Common Stock for whom they may act as agent.

     The Selling Stockholders and any underwriters, dealers or agents that participate in the distribution of the Common Stock may be deemed to be underwriters, and any profit on the sale of the Common Stock by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. The Corporation, however, understands that the Selling Stockholders do not admit that they are underwriters within the meaning of the Securities Act.

     The Common Stock may be sold from time to time in one or more transactions at fixed offering prices, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. The Corporation will pay all of the expenses incident to the offering and sale of the Common Stock to the public other than commissions and discounts of underwriters, dealers or agents, brokers' fees and the fees and expenses of any counsel to the Selling Stock-holders related thereto (except that the Corporation will pay for the reasonable fees of one law firm to represent the former capital stockholders of DGS in connection with the Registration Statement for which this Prospectus forms a part, as provided in the Agreement).

     The Corporation has agreed to indemnify certain of the Selling Stockholders and certain of the Selling Stockholders have agreed to indemnify the Corporation from certain damages or liabilities arising out of or based upon any untrue statement of a material fact contained in or material omission from the Registration Statement, to the extent such untrue statement or omission was made in the Registration Statement in reliance upon information furnished by the indemnifying party.

                          LEGAL OPINIONS

     The validity of the Shares will be passed upon for the Corporation by Williams T. Satterwhite, Esquire, Senior Vice President and General Counsel of the Corporation.

     As of July 31, 1995, Mr. Satterwhite owned 30,337 share of Common Stock and held options to acquire 85,400 shares of Common Stock (of which 74,775 are presently exercisable) and 10,101 shares of Common Stock which were held for his account under an employee benefit plan. Mr. Satterwhite also participates in other employee benefit plans of the Corporation.

                             EXPERTS

     The financial statements and related financial statement schedules incorporated in this Prospectus by reference from the Corporation's Annual Report on Form 10-K for the year ended December 31, 1994, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.

     With respect to the unaudited interim financial information for the period ended March 31, 1995 and 1994, included in the Corporation's Quarterly Reports on Form 10-Q which is incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their report included in the Corporation's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995, and incorporated by reference herein, they did not audit and they did not express an opinion on that interim financial information. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.

     The audited consolidated financial statements of DALEN Corporation and its subsidiaries incorporated herein by reference, to the extent and for the period indicated in their report, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report. Reference is made to said report, which includes an explanatory paragraph with respect to the change in method of accounting for income taxes as of January 1, 1993, as discussed in
Note 2 to the DALEN Corporation Financial Statements.

     Certain information with respect to the gas and oil reserves of the Corporation and its subsidiaries is derived from the reports of DeGolyer and MacNaughton, independent petroleum consultants, and has been incorporated herein in reliance upon the authority of such firm as experts.

     Information relating to the estimated proved reserves of gas and oil of DALEN and the related estimates of future net cash flows and present values thereof for certain periods incorporated herein and in the Notes to the DALEN Financial Statements included in this Prospectus have been audited by Netherland, Sewell & Associates, Inc., independent petroleum engineers, and are included herein and incorporated by reference herein in reliance upon the authority of such firm as an expert in petroleum engineering.

=====================================  ======================================



No person has been authorized to give
any information or to make any
representation other than those
contained in this Prospectus, and if
given or made, such information or
representations must not be relied
upon.  This Prospectus does not
constitute an offer to sell or a                  1,204,098 SHARES
solicitation of an offer to buy any
securities other than registered
securities to which it relates, or an
offer to or a solicitation of any
person in any jurisdiction where such
offer or solicitation would be
unlawful.  The delivery of this
Prospectus at any time does not imply
that the information herein is correct          ENSERCH CORPORATION
as of any date subsequent to this
date.
                                                   Common Stock


           ----------                               ----------

                                                    Prospectus
       TABLE OF CONTENTS                            ----------

                             Page
Available Information.  . . . 2
Incorporation of Certain
  Documents by Reference. . . 2                 August _____, 1995
Use of Proceeds. . . . .. . . 3
Selling Stockholders . .. . . 3
Plan of Distribution  . . . . 4
Legal Opinions . . .  . . . . 4
Experts. . . . . . .  . . . . 5




===================================== =======================================

                            PART II
             INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  Other Expenses of Issuance and Distribution

     The estimated expenses to be incurred in connection with the issuance and distribution of the Common Stock covered by this Registration Statement, all of which will be paid by ENSERCH Corporation (the "Corporation" or the "Registrant"), are as follows:

          Registration Fees. . . . . . . . . . $ 7,370
          Accounting Fees and Expenses . . . . . 1,500
          Printing Expenses. . . . . . . . . . . 2,000
          Miscellaneous. . . . . . . . . . . . . 1,130
                                               -------
          Total. . . . . . . . . . . . . . . . $12,000

ITEM 15.  Indemnification of Directors and Officers

     Under the Texas Business Corporation Act (the "TBCA"), a Texas corporation may in general indemnify a director or officer who was, is or is threatened to be made a named defendant or respondent in a proceeding by virtue of his posi-tion in the corporation if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, in the case of criminal proceedings, had no reasonable cause to believe his conduct was unlawful. Further, a Texas corporation may indemnify a director or officer in an action brought by or in the right of the corporation only if such director or officer was not found liable to the corporation, unless or only to the extent that a court finds him to be fairly and reasonably entitled to indemnity for such expenses as the court deems proper, within statutory limits.

     The Registrant's Bylaws authorize Registrant to indemnify any person who
(i) is or was a director, officer, employee or agent of Registrant or (ii) while a director, officer, employee or agent of Registrant, is or was serving at the request of Registrant as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise to the fullest extent that a corporation may or is required to grant indemnification to a director under the TBCA. Regis-trant also may indemnify any person to such further extent as permitted by law.

     Additionally, Registrant's Restated Articles of Incorporation eliminates in certain circumstances the monetary liability of directors of Registrant for an act or omission in the director's capacity as a director. This provision does not eliminate or limit the liability for (i) a breach of a director's duty of loyalty to Registrant or its shareholders; (ii) an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which the director received an improper bene-fit, whether or not the benefit resulted from an action taken within the scope of the director's office; (iv) an act or omission for which the liability of the director is expressly provided for by statute; or (v) an act related to an unlawful stock repurchase or payment of a dividend.

     The above discussion of the Registrant's Restated Articles of Incorporation and Bylaws and of the TBCA is not intended to be exhaustive and is qualified in its entirety by the Restated Articles of Incorporation and Bylaws and the TBCA.

     Registrant carries directors' and officers' liability insurance which insures Registrant's directors and officers against liability for any "wrongful act" arising out of their position, and which is not reimbursable under the Registrant's Bylaws or which, if reimbursable, Registrant has not paid or is unable to pay. These provisions of the policy pertaining to officers and directors are also subject to several exclusions, including losses covered under other forms of insurance, losses occasioned by violations of governmental regulations and ordinances, losses for which insurance would be against public policy and others recited therein.

ITEM 16.  Exhibits

     The following is a list of all exhibits filed as a part of this Registration Statement on Form S-3, including those incorporated herein by reference.


Exhibit
Number    Description of Exhibits
-------   -----------------------

4.1 Restated Articles of Incorporation of Registrant currently in effect. (Filed as Exhibit 3.1 to the Corporation's Form 10-K for the year ended December 31, 1994).

4.2 Bylaws of Registrant currently in effect. (Filed as Exhibit 3.2 to the Corporation's Form 10-K for the year ended December 31, 1994.)

4.3       Shareholder Rights Plan.  (Filed as an Exhibit to Registrant's Form
          8-A dated April 23, 1986.)

5         Opinion of W. T. Satterwhite, Esq.

10        Agreement for Exchange of Stock.

15        Letter of Deloitte & Touche LLP re interim financial information.

23.1      Consent of Deloitte & Touche LLP.

23.2      Consent of DeGolyer and MacNaughton.

23.3      Consent of Arthur Andersen LLP.

23.4      Consent of Netherland, Sewell & Associates, Inc.

23.5      Consent of W. T. Satterwhite (included in Exhibit 5 above).

24        Powers of Attorney


ITEM 17.  Undertakings

     (a) The undersigned Registrant hereby undertakes:

     (1) to file, during the period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement;

     (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Regis-trant has been advised that in the opinion of the Securities and Exchange Com-mission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                            SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Dallas, State of Texas, on the 7th day of August, 1995.

                                   ENSERCH CORPORATION



                                   By:  /s/ D. W. Biegler
                                        -----------------------------
                                        D. W. Biegler
                                        Chairman and President

                            SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


     Signature                Title                     Date
     ---------                -----                     ----

/s/ D. W. Biegler*          Chairman and President,  August  7  , 1995
------------------------    Director                       -----
D. W. Biegler


/s/ Frederick S. Addy*      Director                 August   7  , 1995
------------------------                                   -----
Frederick S. Addy


/s/ B. A. Bridgewater, Jr.* Director                 August   7  , 1995
------------------------                                    -----
B. A. Bridgewater, Jr.


/s/ Odie C. Donald*         Director                 August   7  , 1995
------------------------                                    -----
Odie C. Donald


/s/ Marvin J. Girouard*     Director                 August   7  , 1995
------------------------                                    -----
Marvin J. Girouard


                            Director                 August      , 1995
------------------------                                    -----
J. M. Haggar, Jr.


/s/ Thomas W. Luce, III*    Director                 August   7  , 1995
------------------------                                    -----
Thomas W. Luce, III


/s/ W. C. McCord*           Director                 August   7  , 1995
------------------------                                    -----
W. C. McCord


/s/ Diana Natalicio*        Director                 August   7  , 1995
------------------------                                    -----
Diana Natalicio


/s/ S. R. Singer*           Senior Vice President,   August   7  , 1995
------------------------    Finance and Corporate           -----
S. R. Singer                Development, Chief
                            Financial Officer

/s/ J. W. Pinkerton*        Vice President and       August   7  , 1995
------------------------    Controller, Chief               -----
J. W. Pinkerton             Accounting Officer



*/s/ D. W. Biegler
---------------------------
D. W. Biegler, Individually
and as Attorney-in-Fact

